Geeknet Announces Fourth Quarter And Full Year 2012 Financial Results

Revenue increases 21% in fourth quarter to $66.3 million

FAIRFAX, Va., Feb. 27, 2013 /PRNewswire/ -- Geeknet, Inc. (Nasdaq: GKNT), the parent company of online retailer ThinkGeek.com, today announced financial results for the quarter and year ended December 31, 2012.

(Logo: http://photos.prnewswire.com/prnh/20120510/MM05555LOGO)

Total revenue for the fourth quarter of 2012 was $66.3 million, an increase from $54.8 million for the fourth quarter of 2011. Historical results have been reclassified to reflect continuing operations following the sale of the Company's Media business in September. Net income for the fourth quarter of 2012 was $6.1 million or $0.92 per diluted share compared to net income of $5.9 million or $0.92 per diluted share for the same period a year ago. Adjusted EBITDA for the fourth quarter of 2012 was $7.5 million, compared to an adjusted EBITDA of $5.8 million for the same period a year ago. A reconciliation of net income as reported to adjusted EBITDA is included in this release.

2012 ThinkGeek Highlights:

  Delivered Adjusted EBITDA of $2.9 million versus a loss of $(364,000) in 2011
  Increased orders received by 23% in 2012 as compared to 2011
  Launched approximately 1,400 new products, including Mega Stomp Panic, 8-Bitty Bluetooth mobile gaming controller, and the Minecraft Light-Up Redstone Ore
  Purchases made on mobile devices in 2012 increased 126%
  Increased social media presence, ranking #22 on the Internet Retailer Social Media 300 List
  Total cash and investments at the end of the fourth quarter 2012 was $57.3 million, up $20.4 million from the fourth quarter of 2011.

"The fourth quarter marked another successful holiday season, with 21% revenue growth and positive EBITDA and cash from operations," said Ken Langone, Executive Chairman, Geeknet. "2013 marks a new beginning for Geeknet as we dedicate our focus to ThinkGeek. With a new leadership team in place, I'm confident that we'll continue to grow the business and take advantage of the large market opportunity in front of us."

Revenue for 2012 grew 20% to $118.9 million. Net income for 2012 was $13.9 million, or $2.12 per diluted share, compared to a net loss of $(1.5) million, or $(0.24) per diluted share, for 2011. 2012 GAAP net income includes a gain of $13.7 million from the sale of the Media business in the third quarter of 2012 and a $4.0 million gain from the sale of our Collabnet investment in the second quarter of 2012. Adjusted EBITDA for 2012 was $2.9 million, compared to an adjusted EBITDA loss of $(364,000) for 2011. A reconciliation of net income or loss as reported to adjusted EBITDA is included in this release.

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at investors.geek.net.

During the fourth quarter of 2012, the Company reviewed its accounting treatment for accruing liabilities for its Geek Points loyalty program and determined that the liabilities were understated as of December 31, 2011. Although the impact of the adjustments is immaterial, the Company has adjusted its financial statements for all prior periods presented in this press release. The impact of the adjustments was an increase to cost of revenues of $0.1 million and $0.3 million for the quarter and year ended December 31, 2011, respectively. The accumulated impact from prior period adjustments as of the year ended December 31, 2011 was a $1.2 million increase in accumulated deficit; and an increase of $0.9 million in accrued liabilities and other, and $0.3 million in other long-term liabilities.

A conference call and audio webcast will be held at 2:00 pm ET on February 27, 2013 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting investors.geek.net. An audio replay will be available between 5:00 pm ET on February 27, 2013 and 11:59 pm ET on March 2, 2013 by calling (855) 859-2056 or (404) 537-3406, with Conference ID 13988072.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance. Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance. In addition, we have historically reported adjusted EBITDA to the investment community. We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as earnings from continuing operations before interest and excludes gain on the sale of assets, taxes, stock-based compensation, depreciation, and amortization The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization. We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature. In addition, when we compute adjusted EBITDA we exclude discontinued operations, stock-based compensation, gain on sale of assets and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations. Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations. With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods. While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Gain on sale of assets and discontinued operations are excluded from adjusted EBITDA because such activities are not representative of our core operations.

About Geeknet, Inc.

ThinkGeek, a wholly owned subsidiary of Geeknet, Inc. (NASDAQ: GKNT), is the premier retailer for the global geek community. Since 1999, ThinkGeek has sought to provide tech, gadget, and toy-obsessed communities with all the things geeks crave. ThinkGeek was founded to serve the distinct needs and interests of technology professionals and enthusiasts and today has grown to become the first choice for innovative and imaginative products that appeal to the geek in everyone. Want to learn more? Check out thinkgeek.com or geek.net.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding potential profitability and the growth prospects for our e-commerce business. Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: popularity and demand for our retail products; management's strategy, plans and objectives for future operations; employee relations and our ability to attract and retain highly qualified personnel; our ability to continue to invest in developing new products; competition, competitors and our ability to compete; liquidity and capital resources; the outcome of any litigation to which we are a party; our accounting policies; and sufficiency of our cash resources and investments to meet our operating and working capital requirements. Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2012, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

GKNT-F

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011

Net revenue	$ 118,913	$ 99,057	$66,339	$54,840
Cost of revenue	97,848	83,602	52,192	43,150
Gross margin	21,065	15,455	14,147	11,690
Operating expenses:
Sales and marketing	9,184	8,681	4,095	4,032
Technology and Design	3,968	1,857	1,176	533
General and administrative	10,001	9,501	2,372	2,377
Total operating expenses	23,153	20,039	7,643	6,942
(Loss) income from operations	(2,088)	(4,584)	6,504	4,748
Gain on sale of non-marketable securities	4,021	—	—	—
Interest and other income (expense), net	(122)	—	(63)	2
Income (loss) before income taxes	1,811	(4,584)	6,441	4,750
Income tax provision (benefit)	6	(1,137)	1,765	(390)
Net income (loss) from continuing operations	1,805	(3,447)	4,676	5,140
Income from discontinued operations, net of tax	12,102	1,932	1,380	748
Net income (loss)	$ 13,907	$ (1,515)	$ 6,056	$ 5,888
Income (loss) per share from continuing operations:
Basic	$ 0.28	$ (0.55)	$ 0.71	$ 0.81
Diluted	$ 0.28	$ (0.55)	$ 0.71	$ 0.81
Income per share from discontinued operations:
Basic	$ 1.87	$ 0.31	$ 0.21	$ 0.12
Diluted	$ 1.85	$ 0.31	$ 0.21	$ 0.12
Net income (loss) per share:
Basic	$ 2.15	$ (0.24)	$ 0.92	$ 0.93
Diluted	$ 2.12	$ (0.24)	$ 0.92	$ 0.92
Shares used in per share calculations:
Basic	6,466	6,319	6,551	6,351
Diluted	6,556	6,378	6,607	6,379

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 57,294	$ 36,910
Accounts receivable, net of allowance of $14 and $27 as of December 31, 2012 and December 31, 2011, respectively	1,050	6,264
Inventories, net	16,657	8,935
Prepaid expenses and other current assets	7,013	2,377
Total current assets	82,014	54,486
Property and equipment, net	3,523	5,717
Other long-term assets	335	4,089
Total assets	$ 85,872	$ 64,292

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 11,641	$ 6,327
Deferred revenue	2,303	3,482
Accrued liabilities and other	2,816	4,359
Total current liabilities	16,760	14,168
Other long-term liabilities	29	343
Total liabilities	16,789	14,511
Commitments and Contingencies (Note 5)
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; authorized — 25,000; issued — 6,738 and 6,473 shares, as of December 31, 2012 and December 31, 2011, respectively; outstanding — 6,555 and 6,361 shares as of December 31, 2012 and December 31, 2011, respectively	7	7
Treasury stock	(2,182)	(978)
Additional paid-in capital	814,411	807,829
Accumulated other comprehensive income	16	(1)
Accumulated deficit	(743,169)	(757,076)
Total stockholders' equity	69,083	49,781
Total liabilities and stockholders' equity	$ 85,872	$ 64,292

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities from continuing operations:
Net income (loss)	$13,907	$ (1,515)
Income from discontinued operations, net of tax	(12,102)	(1,932)
Income (loss) from continuing operations	1,805	(3,447)
Adjustments to reconcile income (loss) from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	1,394	1,203
Stock-based compensation expense	3,559	3,017
Provision for bad debts	38	29
Provision for excess and obsolete inventory	120	65
Change in provision for returns	(129)	301
Gain on sale of non-marketable securities	(4,021)	—
Loss (gain) on sale of assets, net	53	(139)
Impairment of investments	—	8
Changes in assets and liabilities:
Accounts receivable	(322)	14
Inventories	(7,842)	4,322
Prepaid expenses and other assets	(1,855)	450
Accounts payable	5,608	(7,012)
Deferred revenue	744	2,287
Accrued liabilities and other	(721)	(93)
Other long-term liabilities	(314)	65
Net cash (used in) provided by operating activities	(1,883)	1,070
Cash flows from investing activities:
Purchase of property and equipment	(113)	(1,733)
Proceeds from sale of non-marketable equity investment	6,000	—
Proceeds from sale of discontinued operations	17,000	—
Transaction costs from sale of discontinued operations	(1,100)	—
Proceeds from sales of intangible assets, net	—	906
Net cash provided by (used in) investing activities	21,787	(827)
Cash flows from financing activities:
Proceeds from issuance of common stock	355	1,014
Repurchase of stock	(1,204)	(356)
Net cash (used in) provided by financing activities	(849)	658
Cash flows from discontinued operations:
Net cash provided by operating activities	2,395	1,479
Net cash used in investing activities	(1,066)	(803)
Net cash provided by discontinued operations	1,329	676
Net increase in cash and cash equivalents	20,384	1,577
Cash and cash equivalents, beginning of year	36,910	35,333
Cash and cash equivalents, end of period	$57,294	$36,910

GEEKNET, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands, unaduited)

	Year Ended December 31,		Three Months Ended December 31,
	2012	2011	2012	2011
Net Income (loss) - as reported	$13,907	$(1,515)	$6,056	$5,888
Reconciling items:
Income from discontinued operations - net of tax	(12,102)	(1,932)	(1,380)	(748)
Gain on sale of non-marketable securities	(4,021)	—	—	—
Interest and other expense, net	122	—	63	(2)
Income taxes provision (benefit)	6	(1,137)	1,765	(390)
Stock-based compensation expense included in cost of revenues	376	193	107	59
Stock-based compensation expense included in operating expenses	3,183	2,824	609	626
Depreciation and amortization	1,394	1,203	318	328
Adjusted EBITDA	$ 2,865	$ (364)	$7,538	$5,761

CONTACT: Stacie Bosinoff or Nicole Gunderson of The Blueshirt Group, +1-415-217-7722, ir@geek.net, for Geeknet, Inc.